EXHIBIT 12

                            THE ALLSTATE CORPORATION

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

($ in millions)                                              For the Year Ended December 31,
                                            Unaudited
                                               2001       2000       1999       1998        1997       1996
                                             -------    -------    -------    -------    --------    -------
1.  Income from continuing operations
    before income taxes, equity in net
    income of unconsolidated subsidiary,
    dividends on redeemable preferred
    securities of subsidiary trusts and
    cumulative effect of change in
    accounting principle                      $1,285    $3,047     $3,907     $4,745      $4,434     $2,669

2.  Dividends from less than 50% owned            -          -          -          1           2          2
    subsidiary                                ------    -------    -------    -------    --------    -------

3.  Income from continuing operations
    before income taxes (1+2)                 $1,285    $3,047     $3,907     $4,746      $4,436     $2,671
                                              ------    -------    -------    -------    --------    -------

4.  Interest on indebtedness                   $248       $229       $129       $118        $100        $95

5.  Interest factor on annual rental             59         50         50         90          80         71
    expense                                   ------    -------    -------    -------    --------    -------

6.  Total fixed charges (4+5)                  $307       $279       $179       $208        $180       $166
                                              ------    -------    -------    -------    --------    -------

7.  Dividends on redeemable preferred            69         63         59         59          59          6
    securities

8.  Total fixed charges and dividends on
    redeemable preferred securities (6+7)      $376       $342       $238       $267        $239       $172
                                              ------    -------    -------    -------    --------    -------

9.  Income from continuing operations
    before income taxes and fixed             $1,592    $3,326     $4,086     $4,954      $4,616     $2,837
    charges (3+6)                             ======    =======    =======    =======    ========    =======

10. Ratio of earnings to fixed charges          4.2  X     9.7  X    17.2  X    18.6  X     19.3  X    16.5  X
    (A)                                       ======    =======    =======    =======    ========    =======

11. Interest credited to contractholder       $1,733    $1,503     $1,362     $1,247      $1,209     $1,196
    funds

12. Total fixed charges including
    dividends on redeemable preferred
    securities and interest credited to       $2,109    $1,845     $1,600     $1,514      $1,448     $1,368
    contractholder funds (8+11)               ------    -------    -------    -------    --------    -------

13. Income from continuing operations
    before income taxes and fixed
    charges including interest credited
    to contractholder funds (3+6+11)          $3,325    $4,829     $5,448     $6,201      $5,825     $4,033
                                              ======    =======    =======    =======    ========    =======

14. Ratio of earnings to fixed charges,
    including interest credited to
    Contractholder Funds (13/12)                1.6  X     2.6  X     3.4  X     4.1  X      4.0  X     2.9  X
                                              ======    =======    =======    =======    ========    =======


(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed
    Charges and is not disclosed separately.
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